Exhibit 34.2

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Macquarie Securities Management Pty Limited:

We have examined management’s assertion, included in the accompanying Report on Assessment of Compliance with Regulation AB Servicing Criteria, that Macquarie Securities Management Pty Limited (the “Company” or “Asserting Party”) complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for the asset-backed securities transactions for which the Asserting Party served as servicer that are backed by lease contracts, hire purchase contracts and loan contracts in relation to motor vehicle assets that were completed on or after January 1, 2006 and that were registered with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933 (the “Platform”), as of March 31, 2015 and for the period from April 1, 2014 to March 31, 2015, excluding the criteria which the Company has determined are not applicable to the servicing activities performed by them with respect to the Platform, as indicated in Appendix A of Management’s Report on Assessment of Compliance with Regulation AB Servicing Criteria.

Management has identified the individual asset-backed transactions and securities: SMART ABS Series 2012-4US Trust, SMART ABS Series 2013-1US Trust, SMART ABS Series 2013-2US Trust, SMART ABS Series 2014-1US Trust and SMART ABS Series 2015-1US Trust as constituting the Platform. Management is responsible for the Company’s compliance with the servicing criteria. Our responsibility is to express an opinion on management’s assertion based on our examination.

Our examination was conducted in accordance with attestation standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of selected asset-backed transactions and securities that comprise the Platform, testing of selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the applicable servicing criteria. Our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to detect noncompliance arising from errors that may have occurred prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

In our opinion, management’s assertion that Macquarie Securities Management Pty Limited complied with the aforementioned applicable servicing criteria as of and for the year ended March 31, 2015 for the Platform is fairly stated, in all material respects.

/s/ PricewaterhouseCoopers

PricewaterhouseCoopers

June 24, 2015

PricewaterhouseCoopers, ABN 52 780 433 757

Darling Park Tower 2, 201 Sussex Street, GPO BOX 2650, SYDNEY NSW 1171

T: +61 2 8266 0000, F: +61 2 8266 9999, www.pwc.com.au

Liability limited by a scheme approved under Professional Standards Legislation.